Exhibit E

         The holder hereof has agreed not to transfer this Note except to a successor Trustee under the Trust Indenture dated as of April 1, 2003 of the Mississippi Business Finance Corporation relating to the Bonds (hereinafter referred to).

                               GULF POWER COMPANY
                                 PROMISSORY NOTE

$29,075,000                                                      April 15, 2003

         GULF POWER COMPANY (the "Company"), a corporation organized and existing under the laws of the State of Maine, acknowledges itself indebted and for value received hereby promises to pay to the order of the Mississippi Business Finance Corporation (the "Issuer"), and its successors and assigns, the principal sum of TWENTY-NINE MILLION SEVENTY-FIVE THOUSAND DOLLARS ($29,075,000) together with interest on the unpaid principal balance thereof from the date hereof until the Company's obligations with respect to the payment of such sum shall be discharged at the rate or rates borne by the Bonds referred to below. As additional interest hereon there shall be payable, and the Company promises to pay when due, amounts which shall equal the premium, if any, due on such Bonds in connection with the redemption thereof. The Company further promises to pay the purchase price of such Bonds as hereinbelow provided.

         This Note is issued to evidence the Loan (as defined in the Agreement hereinafter referred to) of the Issuer to the Company and the obligation of the Company to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a loan agreement (the "Agreement") between the Issuer and the Company dated as of April 1, 2003, pursuant to which the Issuer has loaned to the Company the proceeds of the sale of the Issuer's $29,075,000 of Pollution Control Revenue Refunding Bonds, Series 2003 (Gulf Power Company Project) (the "Bonds"). This Note (together with the Agreement) has been assigned to The Bank of New York Trust Company of Florida, N.A. (the "Trustee"), acting pursuant to a trust indenture dated as of April 1, 2003 (the "Indenture") between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture. Such assignment is made as security for the Bonds. The Bonds are dated and bear interest in accordance with the provisions of the Indenture, and mature on February 1, 2026. The Bonds are subject to redemption prior to maturity as provided therein.

         Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the day payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise, and the purchase price of Bonds required to be purchased under the Indenture. If (i) on the date any payments on the Bonds are due, there are any available moneys on deposit with the Trustee which are not being held for the payment of Bonds due and payable but which have not been presented for payment, or (ii) on any date on which Bonds are required to be purchased pursuant to the Bonds or Article III of the Indenture, there are available moneys on deposit with the Trustee held for the payment of the purchase price which are not being held for the payment of Bonds which have not been presented for payment, then, in each case, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal. Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.

         Neither the officers of the Company nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

         IN WITNESS WHEREOF, Gulf Power Company has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.

                         GULF POWER COMPANY


                         By:
                                  -------------------------------------------
                                  Vice President, Secretary and Treasurer


                         Attest:
                                  -------------------------------------------
                                  Assistant Secretary

                                   ASSIGNMENT


         For value received, pay this promissory note to the order of The Bank of New York Trust Company of Florida, N.A., as Trustee under the Trust Indenture, dated as of April 1, 2003, between the Mississippi Business Finance Corporation and The Bank of New York Trust Company of Florida, N.A., as Trustee, securing the payment of Mississippi Business Finance Corporation Pollution Control Revenue Refunding Bonds, Series 2003 (Gulf Power Company Project), in the original principal amount of $29,075,000 without recourse.


                                 MISSISSIPPI BUSINESS FINANCE CORPORATION


                                 By:
                                          ------------------------------------
                                          Executive Director